UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2015

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140

(Address of principal executive offices) (zip code)

513-360-4704

(Registrant's telephone number, including area code)

Copies to:

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

Director Appointments

On December 17, 2015, the size of the Board of Directors of Workhorse Group Inc. (the “Company”) was increased from three to five and Gerald Budde and H. Benjamin Samuels were appointed as a directors of the Company. In addition, Raymond Chess, a director of the Company, was appointed as Chairman of the Board of Directors.

There is no understanding or arrangement between Messrs. Budde and Samuels and any other person pursuant to which Messrs. Budde and Samuels were selected as a directors of the Company.  Messrs. Budde and Samuels do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Since January 1, 2015, Messrs. Budde and Samuels have not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.  On December 17, 2015, Messrs. Budde and Samuels entered into letter agreements with the Company pursuant to which they were each appointed as directors of the Company in consideration of an annual fee of $40,000.  Additionally, the Company granted Messrs. Budde and Samuels options to purchase 50,000 shares of the Company’s common stock at $7.01 per share.  The options will expire five years from the vesting period with 10,000 options vesting upon the signing of the agreement and 4,000 every June 30 and December 31 thereafter for a total of 50,000 shares.

From September 2011 through the present, Mr. Budde serves as the Chief Financial Officer of Assured Neace Lukens Insurance Agency, Inc. and maintains titles for other affiliated companies.  Mr. Budde was previously the Chief Financial Officer and shareholder of Neace Lukens Holding Company and Subsidiaries from July 2003 through September 2011, when it was acquired by Assured Partners Capital, Inc.  AssuredPartners was founded in 2011 and is a national partnership of leading independent property and casualty and employee benefits brokerage firms.  Mr. Budde was the Machine Tool Group Controller of Cincinnati Milacron Inc. from April 1994 to October 1998, at which time he was appointed as Vice President of Finance after Cincinnati Milacron’s machine tool group was acquired by UNOVA Industrial Automation Systems, Inc.   Mr. Budde remained in that role prior to joining Neace Lukens in 2003.  Mr. Budde was a Certified Public Accountant until he left public accounting and Ernst & Young and after 11 years of service in 1994. Mr. Budde is currently a member of the Board of Trustees and the Finance Committee of Mt. Notre Dame high school and is also a member of the Finance Commission of St. Margaret of York parish and school.  Mr. Budde received a Bachelor’s degree in Accounting from the University of Dayton.  We believe that Mr. Budde should serve as a member of our board of directors due to his extensive experience in accounting, financial reporting and business management.

Mr. Samuels served as CEO of Victory Packaging from May 2007 through 2015, during which time he led an executive team which currently manages more than 1,500 employees. In 2015, Mr. Samuels was appointed as Co-President after Victory Packaging was acquired by KapStone Paper and Packaging Corporation. From 1997 through 2007, Mr. Samuels served as Vice Chairman and leader of Victory Packaging's national accounts group, real estate, finance and legal departments, achieving a period of unprecedented growth in sales and revenues. Mr. Samuels joined Victory Packaging in 1995 as its regional operating manager of Texas. Mr. Samuels is an active member in the community, where he recently served as the Chairman of the Houston Food Bank. Mr. Samuels also served as the President of the Houston Chapter of the American Jewish Committee before joining its National Board of Governors. Mr. Samuels served on the boards of and held leadership positions with American Leadership Forum, Serve Houston, Holocaust Museum Houston, Jewish Federation of Greater Houston and Jewish Family Service. Mr. Samuels received a Bachelor’s degree in American studies and economics from Amherst College in Massachusetts well as an MBA from the Harvard Graduate School of Business Administration. We believe that Mr. Samuels should serve as a member of our board of directors due to his extensive experience in growing and managing growth orientated businesses.

Establishment of Board Committees and Adoption of Charters

On December 17, 2015, the Company established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee (collectively, the "Committees") and approved and adopted charters to govern each of the Committees.

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In connection with the establishment of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee, the Board of Directors of the Company appointed members to each such committee. Currently, all three committees are comprised of three (3) directors meeting the requirements set forth in each applicable charter. The membership of these three standing committees of the Board of Directors of the Company is as follows:

Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee

Raymond Chess (Chairman)	James Taylor (Chairman)	Gerald Budde (Chairman)
Gerald Budde	Gerald Budde	Raymond Chess
James Taylor	Benjamin Samuels	Benjamin Samuels

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
4.1	Stock Option Agreement by and between Workhorse Group Inc. and Gerald Budde dated December 17, 2015

4.2	Stock Option Agreement by and between Workhorse Group Inc. and H. Benjamin Samuels dated December 17, 2015

10.1	Director Agreement by and between Workhorse Group Inc. and Gerald Budde dated December 17, 2015

10.2	Director Agreement by and between Workhorse Group Inc. and Benjamin Samuels dated December 17, 2015

99.1	Nominating and Corporate Governance Committee Charter adopted by the Board of Directors of Workhorse Group Inc. on December 17, 2015

99.2	Compensation Committee Charter adopted by the Board of Directors of Workhorse Group Inc. on December 17, 2015

99.3	Audit Committee Charter adopted by the Board of Directors of Workhorse Group Inc. on December 17, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: December 21, 2015	By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: CEO

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